UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2009

ALTERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-16617	77-0016691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Innovation Drive, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 544-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On August 4, 2009 the management of Altera Corporation (the “Company”) committed to a plan to restructure its operations by eliminating approximately 87 positions from the Company’s approximately 2,700 person workforce. Nearly all of the position eliminations will occur in the third quarter of 2009. The Plan is the result of the Company’s efforts to lower its overall cost structure.

The Company will incur restructuring-related charges of approximately $4-5 million in the third quarter of 2009 as a result of employee severance costs. The Company estimates that the annualized savings from this restructuring will be approximately $9 million.

Forward-Looking Statements

This report contains forward-looking statements concerning Altera’s expectations regarding the amounts of cost savings and employee termination payments. Investors are cautioned that all forward-looking statements in this report involve risks and uncertainties that may cause actual results to differ from those currently anticipated, including, without limitation, unanticipated restructuring difficulties and inaccuracies in Altera’s assessment of the amount and timing of cost savings, payments and charges, as well as other risks discussed in Altera’s Form 10-K filed with the Securities and Exchange Commission on February 25, 2009 and in Altera’s other current and periodic reports filed from time to time with the SEC. Copies of Altera’s SEC filings are posted on Altera’s web site and are available from Altera without charge. Forward-looking statements are made as of the date of this report, and, except as required by law, Altera does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERA CORPORATION

/s/ James Callas
Vice President and Chief Financial Officer

Dated: August 4, 2009